Exhibit 99.1

IMDZ announces filing of new lawsuit by Theravectys SA

Repeats some claims made by TVS in prior lawsuit that it previously voluntarily dismissed

July 25, 2014, Seattle, WA and South San Francisco, CA – Immune Design (Nasdaq:IMDZ) announced today that the day after it began trading on the Nasdaq Global Market, Theravectys SA (“TVS”) filed a lawsuit against the company repeating claims that it had made in a prior lawsuit which TVS had earlier voluntarily dismissed.

TVS alleges that it has a contractual relationship with a Belgian manufacturer, Henogen, SA, which contained an exclusivity provision limiting Henogen’s ability to manufacture certain lentiviral vectors for third parties and a provision preventing Henogen from sharing or using certain TVS confidential technology related to manufacturing processes developed by TVS with or for the benefit of others. TVS asserts that the company induced Henogen to breach its exclusivity obligations by manufacturing and supplying clinical batches of lentiviral vectors to the company and seeks monetary damages, as well as injunctive relief. TVS raises claims of tortious interference with contractual relations, misappropriation of trade secrets, unfair competition and unjust enrichment.

The causes of action in this lawsuit, which was filed in the Delaware Court of Chancery, are similar to the causes of action that were contained in the prior lawsuit filed by TVS against the company in October 2013 in the United States District Court for the District of Delaware. However, the current lawsuit adds the claim of unjust enrichment. The prior lawsuit was voluntarily dismissed by TVS in April 2014.

The company previously disclosed in the prospectus related to its initial public offering that TVS may refile a suit against the company.

The company is not currently using Henogen to manufacture its lentiviral vectors for its clinical trials. The company developed its own vector manufacturing process that it previously transferred to Henogen, and did not have any knowledge of TVS’ processes. The company believes this lawsuit is without merit and intends to vigorously defend it.

About Immune Design

Immune Design is a clinical stage immunotherapy company employing next-generation in vivo approaches to enable the body’s immune system to fight disease. The company’s technologies are engineered to activate the immune system’s natural ability to create tumor-specific cytotoxic T cells to fight cancer and other chronic diseases. Immune Design’s clinical programs are the product of its two synergistic discovery platforms: DCVexTM and GLAASTM. Immune Design has offices in Seattle, Washington and South San Francisco, California. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in its filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact for Immune Design:

Julie Rathbun

Rathbun Communications

julie@rathbuncomm.com

206.769.9219